Exhibit 99.(d)(2)(d)(i)

(d)(2)(d)(i) Amendment dated 4/9/10 to Sub-Advisory Agreement relating to Transamerica Growth Opportunities

AMENDMENT TO SUB-ADVISORY AGREEMENT BETWEEN
TRANSAMERICA ASSET MANAGEMENT, INC. AND
TRANSAMERICA INVESTMENT MANAGEMENT, LLC

THIS AMENDMENT is made as of April 9, 2010 to the Sub-Advisory Agreement dated as of March 1, 2000, as amended (the “Agreement”), between Transamerica Asset Management, Inc. and Transamerica Investment Management, LLC on behalf of Transamerica Equity (the “Fund”). In consideration of the mutual covenants contained therein, the parties agree as follows:

Fund Deleted. Any references to Transamerica Equity are hereby deleted, in accordance with the restructuring of the Fund, effective April 9, 2010.

In all other respects, the Sub-Advisory Agreement dated as of March 1, 2000, as amended, is confirmed and remains in full force and effect.

The parties hereto have caused this amendment to be executed as of April 9, 2010.

TRANSAMERICA ASSET MANAGEMENT, INC.

By:	/s/ Christopher A. Staples

Name:	Christopher A. Staples
Title:	Senior Vice President

TRANSAMERICA INVESTMENT MANAGEMENT, LLC

By:	/s/ Peter Lopez

Name:	Peter Lopez, CFA

Title:	President, Director of Research